Exhibit 99.j(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 32 to the Registration Statement (Form N-1A, No. 33-41187) of Morgan Stanley Limited Duration U.S. Government Securities Trust and to the incorporation by reference of our report, dated July 25, 2013, on Morgan Stanley Limited Duration US Government Trust included in the Annual Report to shareholders for the fiscal year ended May 31, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
September 25, 2013